Sierra Monitor Corporation Announces Financial Results for the Fourth Quarter
and Twelve Months Ended December 31, 2009

Fourth Quarter Operating Profit up 12% Over Prior Year
Twelve Month 2009 Gross Margin Improved to 60%

Milpitas, California – March 4, 2010 – Sierra Monitor Corporation (OTC: SRMC.OB), a Cleantech focused company that delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms, today announced financial results for the fourth quarter and twelve months ended December 31, 2009.

Financial Highlights

•	Reported fourth quarter 2009 sales of $3,201,478, with gross profit of 62%
•	Increased fourth quarter income from operations by 12% to $264,880, compared to prior year
•	Generated fourth quarter net income of $123,093, an increase of 6% compared to prior year
•	Achieved twelve month sales of $12,732,014 with gross profit of 60%
•	Earned net income of $0.01 per share (basic and diluted) for the fourth quarter and $0.02 per share (basic and diluted) for the twelve months of 2009
•	Ended 2009 with record cash on hand of $2,203,018 and no debt
•	Grew 2009 ProtoCessor sales more than 50% year over year

Business Highlights

•	Introduced five new Information Technology (IT) gas detection products and five new ProtoCessor products; three of which expand our relationship with existing OEM customers
•	Shipped FieldServer protocol gateways to integrate power meters in the first phase of the New York Empire State Building renovation project
•	Continued deployment of methane gas detection systems required by the Florida Department of Environmental Resource Management for protection of a school located near a landfill
•	Supplied FieldServer communication bridges for integration of fire safety and building automation systems in each of the eight World Cup Soccer stadiums in South Africa.

Fourth Quarter and Twelve Months 2009 Financial Results

Total sales for the quarter ended December 31, 2009 were $3,201,478, compared to $3,314,741 reported for the same period of 2008.  For the twelve months ended December 31, 2009, sales were $12,732,014, compared to $13,749,797 for the same period of 2008.

Sierra Monitor posted GAAP net income of $123,093, or $0.01 per share (basic and diluted), for the quarter ended December 31, 2009, compared to GAAP net income of $115,757, or $0.01 per share (basic and diluted), for the same period of 2008.  Sierra Monitor posted GAAP net income of $211,559, or $0.02 per share (basic and diluted), for the twelve months ended December 31, 2009, compared to GAAP net income of $485,706, or $0.04 per share (basic and diluted), for the same period of 2008.

Sierra Monitor posted non-GAAP net income of $263,103, or $0.02 per share (basic and diluted), for the fourth quarter ended December 31, 2009, compared to non-GAAP net income of $262,973, $0.02 per share (basic and diluted), for the same period of 2008. Sierra Monitor posted non-GAAP net income of $659,884, or $0.06 per share (basic and diluted), for the twelve months ended December 31, 2009, compared to non-GAAP net income of $929,171, or $0.08 per share (basic and diluted), for the same period of 2008.

“During a very challenging 2009 we remained profitable while we continued investment in engineering projects which resulted in release of five new gas detections products and five new ProtoCessor products,” said Gordon Arnold, President and Chief Executive Officer.  “While our domestic sales results reflected the continuing problem in the US economy we benefitted from our increased international focus primarily in the Middle East.  Of particular note is our continuing success in supplying machine-to-machine communication bridges and engineering support for the high visibility King Abdullah University of Science and Technology (KAUST) project in Saudi Arabia.”

Cash Position

Sierra Monitor had $2,203,018 in cash at December 31, 2009 and no debt.  Trade receivables at December 31, 2009 were $1,354,775.  The Company’s Days Sales Outstanding in Accounts Receivable (DSOs) was 40 days.

About Sierra Monitor Corporation

Sierra Monitor delivers information technology for environment measurement and control by developing specialized embedded software that is deployed on proprietary hardware platforms.  Embedded software enables data transfer between subsystems using protocol and physical medium translation.  Proprietary hardware platforms allow the Company to increase its value proposition while protecting intellectual property.

The Company’s vision is to capitalize on the expanding worldwide demand for Cleantech knowledge-based products and services that improve operational performance, productivity, efficiency and safety in building automation, industrial and military applications, while reducing demands on resources and energy consumption.

Sierra Monitor’s hardware platforms include original equipment modules for installation in customer devices and controllers, gateway boxes generally used by integrators for M2M protocol translation, and multi-component safety systems generally focused on gas and fire detection.

By providing an intelligent interface, the Company’s products enable various machines, devices, systems and people to reliably communicate useful information for the measurement and control of various environments including buildings, plants, and factories.  By delivering the data on various communications levels, including Ethernet, internet, LONworks, Profibus and others, the Company’s products make it possible for data to be accessed at more appropriate levels, such as network operations centers, control rooms or remote locations.

Sierra Monitor is an established supplier of safety and environmental instruments with more than 15,000 installations worldwide.

Sierra Monitor Investor Relations Contact:
Steve Polcyn
(925) 548 3516
steve_polcyn@earthlink.net

TABLE A

SIERRA MONITOR CORPORATION
Statements of Operations
(unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2009	2008	2009	2008

Net sales	$3,201,478	$3,314,741	$12,732,014	$13,749,797
Cost of goods sold	1,213,811	1,271,899	5,108,929	5,598,015
Gross profit	1,987,667	2,042,842	7,623,085	8,151,782
Operating expenses
Research and development	466,537	454,318	1,967,009	1,907,310
Selling and marketing	782,338	801,469	3,309,143	3,317,853
General and administrative	473,912	550,917	1,934,609	2,050,771
	1,722,787	1,806,704	7,210,761	7,275,934
Income from operations	264,880	236,138	412,324	875,848
Interest income	949	-	949	-
Income before income taxes	265,829	236,138	413,273	875,848
Income tax provision	142,736	120,381	201,714	390,142
Net income	$123,093	$115,757	$211,559	$485,706
Net income per share:
Basic	$0.01	$0.01	$0.02	$0.04
Diluted	$0.01	$0.01	$0.02	$0.04
Weighted-average number of shares used in per share computations:
Basic	11,438,212	11,428,212	11,434,045	11,325,452
Diluted	11,739,430	11,862,557	11,765,541	11,794,484

TABLE B

SIERRA MONITOR CORPORATION
Balance Sheet

Assets	December 31,
	2009	2008
	(unaudited)	(1)
Current assets:
Cash and cash equivalents	$2,203,018	$1,338,647
Trade receivables, less allowance for doubtful accounts of approximately $70,000 in 2009 and $89,000 in 2008	1,354,775	1,661,846
Inventories, net	1,892,313	1,968,006
Prepaid expenses	240,204	189,389
Prepaid income taxes	-	48,295
Deferred income taxes	259,855	299,421
Total current assets	5,950,165	5,505,604

Property and equipment, net	238,377	380,987
Other assets	167,615	185,015
Total assets	$6,356,157	$6,071,606

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$523,763	$521,823
Accrued compensation expenses	372,035	385,306
Income taxes payable	34,251	6,272
Other current liabilities	73,351	98,332
Total current liabilities	1,003,400	1,011,733

Deferred tax liability	14,575	42,498
Total liabilities	1,017,975	1,054,231

Commitments
Shareholders’ equity:
Common stock, $0.001 par value; 20,000,000 shares authorized; 11,438,212 shares issued and outstanding at December 31, 2009 and 11,428,212 at December 31, 2008	11,438	11,428
Additional paid-in capital	3,595,202	3,485,964
Retained earnings	1,731,542	1,519,983
Total shareholders’ equity	5,338,182	5,017,375
Total liabilities and shareholders’ equity	$6,356,157	$6,071,606

(1) Derived from the audited financial statements.

NON-GAAP FINANCIAL MEASURES

The accompanying release dated March 4, 2010 contains non-GAAP financial measures. Table C reconciles the non-GAAP financial measures in that news release to the most directly comparable financial measures prepared in accordance with Generally Accepted Accounting Principles (GAAP). These non-GAAP financial measures include non-GAAP operating expenses, non-GAAP profit (loss) from operations and related non-GAAP profit (loss) as a percentage of revenue, non-GAAP net profit (loss) and basic and diluted non-GAAP net profit (loss) per share.

Sierra Monitor continues to provide all information required in accordance with GAAP and does not suggest or believe that non-GAAP financial measures should be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  Sierra Monitor believes that non-GAAP financial measures provide meaningful supplemental information regarding its operating results primarily because they exclude amounts that the company does not consider part of ongoing operating results when assessing overall company performance.

We believe that our non-GAAP financial measures facilitate the comparison of results for current periods with results for past periods. We exclude the following items from non-GAAP financial measures:

Depreciation and Amortization of Tangible and Intangible Assets

In accordance with GAAP, depreciation and amortization of tangible and intangible assets includes depreciation of purchased capital assets and amortization of intangible assets including third party approval fees. We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Bad Debt Expense

We maintain an allowance for doubtful accounts which is analyzed on a periodic basis to ensure that it is adequate to the best of management’s knowledge.  We exclude these amounts from our internal measures for budget and planning purposes.

Provision for Inventory Losses

We evaluate our inventories for excess or obsolescence on a quarterly basis.  Inventories identified as slow moving or obsolete are determined based on historical experience and current product demand.  The quarterly analysis is used to adjust the provision for inventory losses.  We exclude the provision for inventory losses from our internal measures for budget and planning purposes.

Deferred Income taxes

Our non-GAAP financial measures exclude non-cash tax expenses or benefits.  These amounts are generally the result of timing differences related to certain accrual account balance variations.  We exclude these expenses or benefits because they are non-cash expenses or benefits that we believe are not reflective of how we view our operating performance.

Share-based Compensation Expense

Our non-GAAP financial measures exclude share-based compensation expenses, which consist of expenses for stock options. While share-based compensation is an expense affecting our results of operations, management excludes share-based compensation from our budget and planning process. For these reasons, we exclude share-based compensation expenses from our non-GAAP financial measures.  We compute weighted average dilutive shares using the methods required by SFAS 128 and SFAS 123(R) for both GAAP and non-GAAP diluted net income per share.

Sierra Monitor refers to these non-GAAP financial measures in evaluating and measuring the performance of our ongoing operations and for planning and forecasting in future periods. These non-GAAP financial measures also facilitate our internal comparisons to historical operating results.  We are reporting non-GAAP financial measures because we believe that the inclusion of comparative numbers provides consistency in our financial reporting. We compute non-GAAP financial measures using the same consistent method from quarter-to-quarter and year-to-year.

Sierra Monitor believes that non-GAAP measures have significant limitations in that they do not reflect all of the amounts associated with Sierra Monitor's financial results as determined in accordance with GAAP and that these measures should only be used to evaluate Sierra Monitor's financial results in conjunction with the corresponding GAAP measures. Because of these limitations, Sierra Monitor qualifies the use of non-GAAP financial information in a statement when non-GAAP information is presented. In addition, the exclusion of the charges and expenses indicated above from the non-GAAP financial measures presented does not indicate an expectation by Sierra Monitor management that similar charges and expenses will not be incurred in subsequent periods.

Table C

Sierra Monitor Corporation
Reconciliation of GAAP to Non-GAAP Net Income
(Unaudited)

	For the three months ended December 31,		For the twelve months ended December 31,
	2009	2008	2009	2008

GAAP Net Income	$123,093	$115,757	$211,559	$485,706
Depreciation and amortization	67,965	73,031	282,631	261,804
Provision for bad debt expense	7,799	9,474	30,880	41,739
Provision for inventory losses	-	8,000	(8,000)	8,000
Deferred income taxes	37,587	30,800	39,566	25,437
Stock based compensation expense	26,659	25,911	103,248	106,485
Total adjustments to GAAP net income	140,010	147,216	448,325	443,465
Non-GAAP Net income	$263,103	$262,973	$659,884	$929,171
Non-GAAP Net income per share:
Basic	$0.02	$0.02	$0.06	$0.08
Diluted	$0.02	$0.02	$0.06	$0.08
Weighted-average number of shares used in per share computations:
Basic	11,438,212	11,428,212	11,434,045	11,325,452
Diluted	11,739,430	11,862,557	11,765,541	11,794,484